    Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) by and among Independence Realty Trust, Inc., a Maryland corporation (the “Company”) and Ella Neyland (“Consultant”) is entered into on November 8, 2022. The Company and Consultant are referred to herein as the “Parties” (or each separately, a “Party”).
WHEREAS, Executive employment by the Company and its affiliates (the “Company Group”) and her service as an officer and director of any member of the Company Group will cease on December 15, 2022 (the “Termination Date”); and
WHEREAS, to retain the continued benefit of Consultant’s unique knowledge and experience, the Company wishes to engage Consultant to perform certain limited consulting services pursuant to this Agreement.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, Consultant and the Company agree as follows:
1.Consulting Services. During the period beginning on the Termination Date and ending on the date described in Section 3 below (the “Consulting Period”), Consultant will furnish to the Company such consulting or advisory services as the Chief Executive Officer of the Company or his delegate may reasonably request (the “Services”), it being understood by the Parties that (i) Consultant shall be available during the Consulting Period upon reasonable notice and at reasonable times to perform the Services, either in person or by telephone, (ii) in performing the Services, Consultant will not be an employee of the Company, but rather will be an independent contractor, and (iii) Consultant will perform the Services in a timely, professional manner using her reasonable best efforts, and (iv) the Services are not expected to exceed, on average, 30 hours per month and will be scheduled with due regard for Consultant’s other professional obligations.
2.Payment for Consulting Services. In consideration of Consultant’s obligation to remain available to and to perform the Services, the Company will pay to Consultant a retainer of $31,100 per month (the “Consulting Fees”) for each full month of the Consulting Period. Such monthly amounts will be payable in arrears, in each case within 10 business days following the end of the applicable month.
3.Early Termination of Consulting Period. The Consulting Period will end on the earliest to occur of (i) June 15, 2024, (ii) Consultant’s death, (iii) Consultant’s material breach of this Agreement or of any surviving provision of the Employment Agreement between Executive and the Company dated September 1, 2020, as amended (the “Employment Agreement”), and (iv) the 60th day following the Termination Date, if by that date the release of claims contemplated by Section 4(b)(ii) of the Employment Agreement has not been executed by Consultant and become irrevocable. Upon early termination of the Consulting Period pursuant to Section 3(ii), (iii) or

(iv), payment of the Consulting Fee for the final month of service will be pro-rated for the number of days actually served in that month.
4.Independent Contractor Status.
(a)Consultant agrees and acknowledges that (i) the Services will be in the nature of consulting only, (ii) after the Termination Date, her relationship with the Company Group will be as an independent contractor and not an employee, (iii) she will not be eligible to participate in any incentive or employee benefit plan, program or arrangement of the Company Group as a result of her engagement hereunder, and (iv) she will have sole responsibility to pay all taxes arising from any payments made pursuant to this Agreement, including any social security taxes and any other federal, state or local taxes.
(b)After the Termination Date, Consultant will not (i) have the authority to act as, and shall not hold herself out as, a representative or agent of the Company Group, (ii) have authority to bind the Company Group, and (iii) have any policy making authority with respect to the Company Group.
5.Separation from Service. The Parties have considered the nature and volume of services expected to be performed by Consultant under this Agreement and concluded that the existence or performance of this Agreement will not alter their conclusion that Consultant will experience a “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)) with the Company Group on the Termination Date. In addition, the Parties acknowledge and agree that the Consulting Payments are not a substitute for any other amount payable to Consultant by the Company Group. Nonetheless, the Company Group makes no guaranty regarding the tax treatment of any compensation paid or payable to Consultant and will have no liability to Consultant if compensation paid or payable to her does not receive the expected tax treatment.
6.Confidential Information. Consultant may be provided or have access to confidential, trade secret, and/or proprietary information of the Company Group (“Confidential Information”) in the course of providing the Services. At all times in the future, Consultant will keep secret and will not disclose, except internally within the Company Group, any Confidential Information, and will not use such Confidential Information on behalf of any person or entity other than members of the Company Group; provided, however, Consultant understands that nothing in this Agreement prohibits her from reporting to any governmental authority information concerning possible violations of law or regulation, and that Consultant may disclose trade secret information to a government official or an attorney and use it in certain court proceedings without fear of prosecution, liability or retaliation, provided Consultant does so in compliance with 18 U.S.C. § 1833.
7.Entire Agreement. This Agreement constitutes the entire agreement between Consultant and the Company with respect to the subject matter hereof. Amendments to this Agreement will not be effective unless they are in writing and signed by Consultant and a duly authorized representative of the Company.

8.Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict-of-law rules or provisions.
9.Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, if any. This Agreement may be assigned by the Company to any other member of the Company Group, or to an acquirer in connection with a sale of all or substantially all of the assets of the Company. This Agreement is personal to Consultant and may not be assigned by her.
10.Captions. The captions and headings set forth in this Agreement are for convenience of reference only and will not be construed as a part of this Agreement.
11.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Signature Page Follows.

IN WITNESS WHEREOF, Consultant and the Company have caused this Agreement to be duly executed on the day and year first written above.

CONSULTANT

/s/ Ella S. Neyland
Ella S. Neyland

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ Scott F. Schaeffer

Name:	Scott F. Schaeffer

Title:	Chairman of the Board and Chief Executive Officer